Exhibit 10.1

OPTION AGREEMENT AND UNDERTAKING

Option Agreement and Undertaking dated March 31, 2026 (this “Agreement”) by and between MANDRAGOLA LTD., a company formed under the laws of the State of Israel (“Mandragola”), and BIOMX INC., a Delaware corporation (“BiomX”).

WHEREAS, Mandragola has entered into an agreement with Dr. Frucht Systems Ltd., a company formed under the laws of the State of Israel (“DFSL”), to purchase ordinary shares of DFSL representing 60% of the issued and outstanding share capital of DFSL (the “DFSL Purchase Agreement”), which purchase is subject to certain closing conditions as provided therein.

NOW, THEREFORE, in consideration of the foregoing and additional consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Option. Mandragola hereby grants BiomX and/or its designee the right (the “Option”) to purchase 100% of Mandragola’s shareholdings in DFSL, to be exercised any time after Mandragola is issued the shares in DFSL . Mandragola agrees that BiomX shall have the right to purchase all or any portion of the DFSL shares as well as assign its right to a third party.

Section 2. Purchase Price. The purchase price to be paid by BiomX to Mandragola for the Option and in respect of the exercise of the Option shall consist of the following, which shall become payable at the closing of the Option:

(i)	Cash payment of $100,000;

(ii)	Issuance of an unsecured convertible promissory in the principal amount of $5 million, the form of which is attached hereto as Exhibit A;

(iii)	Shares of a newly created series of non-voting preferred stock which will be convertible into shares of BiomX Common Stock at a conversion price and on the terms and conditions set forth in the Certificate of Designations of said preferred stock, which, together with the shares issuable upon exercise of the Pre-Funded Warrants referred to below, shall be convertible for 19.9% of then issued and outstanding shares of BiomX’s Common Stock;

(iv)	Pre-funded warrants for shares of BiomX Common stock; and

(v)	Five year warrant exercisable at a per share exercise price of $12 for up to 19.9% of the then issued and outstanding shares of BiomX’s Common stock.

Section 3. Bonus Payment. As additional consideration for the issuance of the Option, BiomX agrees that in the event that DFSL shall record annual revenues of $25 million or more on or after fiscal year 2027, Mandragola shall be entitled to a bonus payment equal to 5% of such recorded revenues (the “Bonus Payment”). The Bonus Payment shall be payable, at the discretion of BiomX, in restricted shares of BiomX common stock or cash.

Section 4. Closing. The issuance of the Option shall take place contemporaneously with the closing of the transactions contemplated by the DFSL Purchase Agreement.

Section 5. Undertaking by Mandragola. Subject to the closing of the Option, Mandragola hereby agrees to provide to BiomX a credit line in an amount and with terms to be agreed upon to be utilized for the development and expansion of the business of DFSL, including the payment of the obligations of Mandragola to DFSL as provided for in the DFSL Purchase Agreement.

Section 6. Binding Effect. This Agreement constitutes a binding and enforceable agreement of Mandgragola and BiomX and its successors and assigns.

Section 7. Governing Law; Counterparts. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Delaware and the appropriate court located in the State of Delaware shall exclusive jurisdiction over any dispute relating to this Agreement. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), and all of which taken together will constitute one and the same agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

IN WITNESS WHEREOF the parties have duly executed this document as of the day and year first above written.

MANDRAGOLA LTD	BIOMX INC.

By:	By:
Name:	Name:
Title:	Title: